FY 2018 Q1 Earnings Release Conference Call Transcript
September 26, 2017

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE, Inc.'s Fiscal 2018 First Quarter Conference Call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Before I turn the call over to Mr. Sharan, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including the annual report filed on Form 10-K. Some forward-looking statements may contain -- may concern expectations of future revenue growth or gross margin.

In addition, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales and constant dollar revenue. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results.

Similarly, references to constant dollar revenue are intended to provide context as to the performance of the business, eliminating foreign exchange fluctuations. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. To the extent nonpublic financial and statistical information is discussed, presentations of comparable GAAP measures and quantitative reconciliations will be made available on NIKE's website, investors.nike.com.

Now I would like to turn the call over to Nitesh Sharan, Vice President, Investor Relations and Treasurer.

Nitesh Sharan, Vice President, Investor Relations and Treasurer:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE, Inc.'s fiscal 2018 first quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago or in our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc. Chairman, President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-que and we will do our best to come back to you. Thanks for your cooperation on this.

I'll now turn the call over to NIKE, Inc. Chairman, President and CEO, Mark Parker.

Mark Parker, Chairman, Chief Executive Officer and President, NIKE, Inc.:

Thanks, Nitesh, and good afternoon, everyone. Last quarter, we began our conversation with three consumer insights that are driving today's marketplace shifts: the appetite for a constant flow of fresh and innovative product, the expectation of superior service and the demand for real-time delivery. To stay ahead of these needs, we've done what successful companies do, evolve and lead through a time of change.

We've aligned into a new formation, the Consumer Direct Offense, to focus on reinventing our business and the industry. And while changing your approach is never easy, NIKE has proven before that when we do, it's always ignited the next phase of growth for our company. We've had to make some tough choices with our teams. We've tested and learned, and we got better.

Looking back to the creation of the category offense in 2007, we went from being organized against footwear, apparel and equipment to realigning through the eyes of consumers by sport. With the new Consumer Direct Offense, we're taking that consumer connection one step further. We're going deeper. We're connecting more personally to help each individual make the right choice for them. That's incredibly powerful for a brand that motivates people to do more.

And to make that vision a reality at scale, we're taking some bold steps. We're breaking old models, and we're fully realigning our teams to be more personal by adding resources to our fastest growing cities, editing our lines to create more choice on top selling products, investing in better data and analytics to sense market shifts faster, activating new product creation teams focused only on speed to market, and we're leading with mobile. In the last 90 days, we have moved through the final stages of this realignment. Before reviewing what we've accomplished, let's look at the numbers.

NIKE, Inc. first quarter revenues were $9.1 billion, flat to prior year on both a reported and currency-neutral basis. Gross margin was 43.7%, down 180 basis points to prior year. Earnings per share was $0.57, down 22% to prior year, and we delivered ROIC of 32%. In Q1, we made meaningful progress against our Triple Double strategy: 2X Innovation, 2X Direct and 2X Speed. Let's start, of course, with 2X Innovation.

The foundation for NIKE's success will always be inspiring and innovative product. It's the source of creative storytelling. It's how we drive distinction in the marketplace, and it's a competitive advantage under any market conditions. We've talked a lot about accelerating both the cadence and impact of innovation, and in the last few weeks alone, we've introduced the lightest and most breathable high-performance NBA Jersey ever, one of the most anticipated sneaker releases of the year with a collection of reconstructed icons called “The Ten” and basketball innovation that delivers on the right balance of performance and style with the highly-tuned and detail-obsessed Jordan XXXII and the LEBRON XIV with the new high-strength Flyknit Battle construction and articulated Max Zoom cushioning system.

We know that creating innovation with impact requires more than the launch of a single style. Impact really comes from scale. Air Max is a great example of that this quarter, where energy and performance is being led by VaporMax and where we've increased access to high-demand classics like Air Max 97. Stay tuned. We have exciting new Air Max platforms on the way soon.

Our latest cushioning platforms, ZoomX and NIKE React, have been getting strong reviews from the most demanding runners and basketball players. And this spring, we'll bring the sensation of NIKE React to even more sports and to the streets.

A few weeks ago, we unveiled a fully sustainable leather called Flyleather, which is a real game-changer. It's 40% lighter, 5x more durable and has an 80% lower carbon footprint than traditional leather manufacturing. You can look for Flyleather versions of our most iconic footwear styles soon.

In apparel, we also have some exciting new developments with Flyknit technology. To push both performance and style, the new Flyknit bra is a great example and just a start.

We always rally behind big sports moments. In this quarter, nothing was bigger than NIKE and the NBA. I mentioned the NBA Jersey. We not only unveiled new court -- on-court innovation. We also introduced NIKEConnect, our first step into an era of digitally connected products. We see great potential ahead to link future product with services and experiences in seamless ways.

There's also a massive commercial opportunity that comes from working directly with the NBA. With the three most authentic basketball brands, NIKE, Jordan and Converse, we will drive growth for performance product and connect the energy of the NBA to sneakers, style and the culture around the game. That's the kind of consistency across performance, style and sustainability that we can expect to deliver. And all told, the line-up for the rest of fiscal '18 is even more impressive so we can tell better stories, increase demand and accelerate full-price sell-through.

One of the topics on everybody's mind is the overall marketplace, which is why 2X Direct is so important to our growth. One point I want to make clear is that this approach is about serving all of our consumers globally. It's more than transforming a developed market like North America. It's also about accelerating developing markets as well.

Our international business is now over 55% of our revenue, and there's much more opportunity ahead in our developing markets. That's why we focus on a market like China, for example, where 2X Direct works so well. With an economy that's being driven by digital natives, they've bypassed old models, naturally blending digital and physical retail and shopping within their social channels.

In contrast, a developed market like North America must embrace change to its legacy retail infrastructure. As the leader, we are fully committed to energizing and growing the marketplace through both our own NIKE Direct businesses and with strategic wholesale partners. Although it's a shifting landscape in North America, our industry has key advantages over other retail sectors. In sport, storytelling expertise and service matter, people need and seek guidance, and for the sport and sneaker consumer, mobile is the first step in any search for the right product.

The key is for our experiences to feel special, and that could mean a personal one-to-one interaction, reserving products based on a consumer's shopping history or as simple as delivering product within hours. Our vision is for every consumer who engages with the NIKE Brand to enjoy an elevated, consistent experience regardless of channel. That's why we're working so closely with a select group of our strategic partners to define the new consumer experience together.

Our most progressive partners are already testing elevated and digitally-integrated consumer concepts. Others are just beginning their acceleration. And with the new commerce partners, we're really pushing the boundaries of existing models.

Retailers who don't embrace distinction will be left behind. While the transformation may be difficult for some, NIKE will lead the industry to come out much stronger. One pilot this quarter, as an example, is that which combines a consumer personalization, 2X Direct and 2X Speed, and that was our live design experience at the NIKE By You Studio in New York. It's where we engage the consumer to generate custom graphics and colors, and we build the shoe on site and have it ready to take home in an hour. There's a lot of great learning here that we're connecting back to our broader membership plans.

2X Speed is coming to life in other ways across the company. On a larger scale, we're capturing more real-time demand while delivering end-to-end benefits to our entire product creation cycle. A few specific examples this quarter from around the world include a quicker turn, T-shirt process with Foot Locker in North America that resulted in higher sell-through and growth in our T-shirt business; in EMEA, an expansion of our replenishment programs with icons like Air Max 90 and Air Force 1 that drove a significant uplift in sales. And our new Asia Express Lane is already making an impact to our business in China, where it's accelerated our fleece business.

We plan to provide much more dimension of all our growth accelerators at our upcoming Investor Day next month. And we'll show you in detail how personal and mobile are fueling our transformation into the Consumer Direct Offense and how we're creating sustained growth for our company, the industry and our shareholders for years to come.

Thanks, and now here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thank you, Mark. Let's start with the financials. As always, my comments are on a constant currency basis. For the quarter, NIKE Brand revenue grew 2%, and revenue in our NIKE Direct business was up 11%, driven by online growth of 19%, new stores and comp store growth of 5%.

Mark mentioned how NIKE evolves and leads through times of change. By leveraging the power of sport, time and again, we authentically connect with consumers through premium innovative product and elevated services led by digital and mobile. Our Consumer Direct Offense accelerates that work through a more personal lens. And by infusing digital in how we bring our brand to life for consumers, we invent new ways to connect more closely with them. It all comes down to serving the consumer completely. Our ability to connect break-through technologies to our brand-defining energy and emotion has us incredibly excited about the future. It's with this focus that we take the sports industry into the next era of digital.

Now let's talk about how that work comes to life through our key categories. First, NIKE Basketball. The NBA partnership is now in full force, and we are confident about what it means for us and our consumers. First of all, of course, we are elevating performance through innovation with the lightest and most breathable NBA Jersey ever. At the same time, the NIKE NBA Connected Jersey is much more than a uniform. It's a digitally enabled Jersey that drives a new level of service for fans to tap into the game they love and get insider access to their favorite teams, players and special products. Above all, it's a premium and personal membership experience that fuels a direct emotional connection and allows us to serve them better.

The jersey experience will unlock a new -- a brand-new world of connection for members. For example, NBA players can now connect directly to fans who own their jersey, sending them personalized exclusive messages instantly to their phones. That's a future we're really excited about both as a brand and as a business.

In Basketball footwear, the KYRIE 3 continues to be the #1 selling performance basketball shoe. Also in the quarter, the KDX showed incredibly strong sell-through. And of course, NIKE continues to lead in elevating the culture of the game thanks to our full basketball offense, stretching across the spectrum of performance and sportswear.

Proving the power of that spectrum is the new Thermal Flex Showtime Jacket, the first hoodie to be worn on the court during game time. The Showtime jacket celebrates a style of the game by refreshing a beloved apparel icon into a new performance product for athletes on and off the court. Our NBA partnership is inspiring new exciting footwear as well with 8 new NBA exclusive colorways of the Air Force 1 offering just a taste of what's to come. Ultimately, we are confident that with this complete offense, we will fuel the game of basketball globally.

Of course, the NBA partnership also elevates the Jordan Brand as the Jumpman logo will now be seen on NBA jerseys with a few more surprising spotlights for the Jordan Brand to come. And with the Jordan Brand's expansion into new countries and new dimensions beyond basketball like women's footwear, Jordan is setting the foundation for sustainable long-term growth.

Global appetite for the brand remains extremely strong. For example, in Greater China new expressions of the Jordan Brand like the Jordan 1 Retro High Flyknit, have been incredibly successful. That said, in North America, within the retro side of the business, we are managing the cadence of our launches while bringing to market fresher stories and expressions that drive demand. Over the balance of the year, we're focused on new ways of delivering on the exclusivity and the aspiration that is expected by fans of this iconic brand.

In Running, we are leading the way with key products that translate our deep understanding of runners into groundbreaking performance innovation. The Zoom platform saw strong consumer response from the Pegasus 34, to the Zoom Fly, to the Vaporfly 4%, which sold out completely in quarter 1.

As we revitalized some of our core footwear running franchises, in just the last 3 months, Air VaporMax grabbed the #1 market share in the United States at the $150-and-up price point. The success we're seeing with the VaporMax is lifting our entire Air platform, and it underscores that when we deliver performance innovation and distinction, there's always demand at a premium price.

Meanwhile, our Sportswear category continues to impress. In Q1, NIKE Sportswear's momentum resulted in the largest revenue quarter ever thanks in part to the iconic styles such as the Presto and the Air Force 1.

Our Women's Sportswear product like the Cortez and the Air Max Jewell also seen strong response in the market, and we continue to fuel growth through digital with Sportswear growing high double digits on NIKE.com. The Sportswear category is also a great way to bring to life our Key City approach, where we create energy with consumers in the most influential hubs of sport and style.

Now as Mark mentioned, this past quarter in New York, we launched “Off Campus,” a collaboration with Virgil Abloh. There, we introduced new energy for 10 of the most iconic shoes while engaging with those who love the design and function of sneakers.

Overall, our categories highlight what our new formation under the Consumer Direct Offense can accomplish, creating a vision and a journey for consumer that serves them better and more personally. Most importantly, they provide a road map for the future. This is particularly true as we leverage this approach to reignite strong momentum in North America. And of course, as we surgically apply the blueprint in all markets, we look to accelerate our already strong international growth as well.

Let's take a look at these geographies now. In Q1, North America was down low single-digits as we continued to proactively manage the marketplace supply. However, the momentum in Sportswear continued along with new innovations like the VaporMax and the LEBRON XIV driving performance distinction for the brand. Women's had a powerful quarter with popular and premium executions from the Chrome Blush, a new collection of stylish workout gear that led to strong performance in the market, to membership accelerators like the Air Society, a network that serves to connect and empower creative-minded women.

For North America, as we manage the marketplace, we are scaling our new innovations to reignite strong momentum with our strategic partners such as DICK'S and Foot Locker as well as accelerating growth in our own NIKE Direct business. At the same time, we still see a dynamic and promotional landscape, one that is having a pronounced impact on physical retail, especially in light of the continued consumer shifts towards digital. This is exactly why we are focused on elevating those differentiated and better service experience that consumers are voting for.

For example, in our own Digital business in North America, we have a greater opportunity to accelerate growth by editing our assortments and delivering greater depth of the best product that consumers covet. And while we expect to see continued shifts in the broader U.S. marketplace, the solutions are clear. It's about leveraging the power of our brand, continuing to tell powerful stories that lift up the NIKE Brand and then using that brand strength to drive deeper relationships with consumers as we connect more personally and more directly.

Fundamentally, we are bullish about the long-term opportunity in North America as consumers continue to accelerate their pursuit for healthy and active lifestyles. We are confident in our ability to extend our leadership position over the long-term and reinvigorate growth in this region.

In our new EMEA geography, we saw results up single-digits, driven by Sportswear and Global Football and with strong cross-categorical growth in apparel. We also saw strong energy in JD Sports and Zalando, two strategic partners who are leading the marketplace transformation.

Digital, led by mobile, remains a key driver for us in this region. For example, NIKE.com in London grew 60% over the prior year. Last quarter, we expanded our SNKRS app to Europe, adding 19 new markets, and their performance is outpacing expectations. In EMEA, as in North America, we continue to grow the number of buying members in our ecosystem, fueled in part by a steady refresh of premium products like the Air VaporMax colorways.

And perhaps most important to this region is our Global Football business. Along with our new Chelsea and Tottenham partnerships, the continued energy we see with top players like Neymar and Cristiano Ronaldo and the upcoming World Cup in Russia, this region is primed for continued strength.

Finally, in Greater China, we continue to see incredible results with revenue growing double-digits for the quarter. The breadth and depth of our relationship with the Chinese consumer doesn't just continue our success in this geography. It accelerates it. In Q1, we drove incredible sports energy in the market, particularly with our athlete tours. This summer, we brought real heat to the market with visits from Cristiano Ronaldo, LeBron James, Kyrie Irving, Kevin Durant and the NBA MVP, Russell Westbrook. These tours drove deeper relationship between athletes and their fans throughout the country. This energy can be felt by the 500 million daily users on Tmall, where NIKE is the #1 sports brand.

Just a few months ago, we opened a Jordan door on Tmall, which drove more than 2 million shoppers in the first 10 days, highlighting the tremendous growth we see in this vital retail platform. To capitalize on this growing market, we are investing to serve consumers where they shop. For example, in Beijing, celebrating two decades for the Jordan Brand in Greater China, we opened the largest Jordan door in Asia with our partner Pou Sheng. Featuring hyper-local customization, trialing and services, this retail experience celebrates the brand's legacy, the culture of the city, and most importantly, it inspires the future.

Our success in China also offers a reminder that no matter what may be happening in the United States retail, NIKE is positioned for continued sustainable growth. The power and consistency of our global portfolio gives us tremendous confidence for the NIKE Brand going forward.

In the end, at a time when consumers have elevated their expectations, we feel great about where we are. The worldwide strength of our brand, the power of our innovative products and the largest digital presence in our industry gives us the opportunity to serve at a scale and depth that is unmatched.

Thanks. Now here's Andy.

Andy Campion, Executive Vice President & Chief Financial Officer:

Thanks, Mark and Trevor, and hello everyone on the call. In the first quarter of fiscal year '18, we delivered revenue and profitability in line with the expectations that we set for ourselves 90 days ago despite an increasingly dynamic environment in the U.S. However, more important than our financial results in any individual quarter are the actions we are taking to accelerate our Consumer Direct Offense and how those actions are igniting NIKE's next horizon of long-term growth.

First, the Consumer Direct Offense is fueling strong momentum in our international geographies, which, as Mark noted, now represent over 55% of our total revenue. In many of our developing markets, current marketplace structures are well suited to NIKE serving consumers more personally at scale through our new offense.

China is the best example. Today, over 90% of our business in China is already transacted through NIKE-Branded experiences, digital and physical, both owned and operated through partners. We're also leveraging close to market manufacturing to enable our Express Lane in China and in other markets across Asia. That is a tremendous platform upon which to accelerate both our speed and our NIKE Direct initiatives.

In many of our international markets, we are executing this new offense with tailwinds from strong growth in consumer spending, an emerging middle class and increasing participation in sport. While the current platform in a market like China is a great foundation, we nonetheless see tremendous opportunity to accelerate growth by expanding the reach of NIKE-Branded experiences across key cities and increasingly, leveraging digital to better serve consumers across all touch points.

As Trevor highlighted, in Q1, we launched new digital platforms across many of our international markets, including a curated Jordan flagship experience on Tmall, which is China's largest digital commerce platform, and the launch of our SNKRS app in 19 new countries across EMEA. Initiatives such as these powered NIKE.com growth of over 40% across our international geographies in Q1.

Second, over the past 90 days, it has become increasingly evident to all that the North America marketplace is undergoing significant transformation. Several quarters ago, we said that the U.S. retail landscape was not in a steady state, but rather would continue to be disrupted by the accelerating consumer shift to digital and more personal brand experiences.

We anticipated those shifts, and that served as the foundation for our 2X Direct strategy. That said, those shifts are now profoundly impacting the more undifferentiated dimensions of retail, resulting in store closures, bankruptcies and a promotional environment in the short-term. Amidst this unprecedented disruption in U.S. retail, we have maintained to slightly increase our market share in the U.S. in aggregate across our NIKE Direct and wholesale businesses. Nonetheless, we are currently acting on category-specific opportunities to even better serve consumers.

For example, as Trevor noted, in Q1 we created strong consumer demand at a premium price point with the new Air VaporMax platform that crosses over from Running to Sportswear. We will continue attacking those opportunities with the launch and scaling of new innovative products over the balance of the year. And we're transforming the retail landscape to grow the market and create even further separation long-term.

In our NIKE Direct businesses, growth continues to far outpace the broader marketplace as we leverage digital to enhance the consumer experience. We look forward to sharing greater insight into our vision for the future of the North America marketplace and how we are executing against that vision at our Investor Day in October.

Third, the Consumer Direct Offense is driving a more sharply focused investment agenda at NIKE. In Q1, we realigned our organization against this new offense and began accelerating the strategic investments required to deliver on our vision. We continue to increase investment in product innovation, and to enhance our speed, we're investing in the Express Lane and new Demand and Supply Management capabilities.

Finally, as we target doubling our direct connection to consumers, we're ramping up investment in digital capabilities ranging from data science and analytics, to machine learning, to augmented reality, to image recognition and personalization. We will continue to use our unrivaled resources to ensure that NIKE is built to win now, and for the long-term.

Now let's discuss our first quarter results. NIKE, Inc. Q1 revenue was flat on a reported and constant currency basis as strong momentum in our international geographies and in our NIKE Direct businesses globally was offset by a decline in North America wholesale revenue. First quarter diluted EPS decreased 22% to $0.57, driven by planned gross margin contraction and a higher effective tax rate, which were partially offset by slight SG&A leverage and a lower average share count. Gross margin contracted 180 basis points in Q1, primarily driven by 130 basis points of foreign exchange headwinds, and to a lesser extent, a higher mix of off-price sales. Those factors were partially offset by lower product costs.

Total SG&A was down 1% in Q1 due primarily to an 18% decline in Demand Creation, driven by prior year investment around key global sporting events as well as phasing of Demand Creation spend in fiscal year '18. The decline in Demand Creation was mostly offset by an increase in operating overhead due to costs associated with realigning our organization against the Consumer Direct Offense and continued strategic investments to fuel growth, including investment in mobile to expand our NIKE and SNKRS apps globally.

The effective tax rate was 11.4% in Q1 compared to 2.5% for the same period last year, reflecting the tax benefit of stock-based compensation in the current period under the new accounting standard as well as a one-time benefit related to the resolution with the IRS of a foreign tax credit matter in the prior year. As of August 31, inventories were up 6%, driven by a higher average cost per unit primarily due to product mix and to a lesser extent, changes in foreign currency exchange rates and growth in our NIKE Direct businesses.

Now let's discuss the financial performance for a few of our operating segments. In the first quarter, North America revenue declined 3% on both a reported and currency-neutral basis, in line with the expectations we shared last quarter. The decrease in revenue was a function of short-term promotional headwinds in the broader marketplace, which were partially offset by continued growth in our NIKE Direct businesses.

EBIT was flat to prior year as a short-term contraction in gross margin was offset by lower Demand Creation expense primarily as a result of prior year comparisons. And inventories for the quarter were down 2% compared to prior year as we continue to manage supply and demand tightly.

In the short-to-medium-term, we will prudently manage risk as we focus on accelerating a shift in the composition of the market to experiences that consumers are increasingly telling us that they love, those being digitally enabled experiences that bring together the best of NIKE's Brand, product and services. For NIKE, that begins with NIKE.com, mobile experiences such as our NIKE and SNKRS apps and NIKE-owned stores. Our 2X Direct strategy will extend into the broader marketplace through new experiences that we're creating with strategic partners such as Foot Locker and DICK'S Sporting Goods that will bring the NIKE Brand closer to our consumer.

Turning to EMEA. Q1 revenue was up 5% on a currency-neutral basis, driven by growth in footwear and apparel and all key categories. We saw high double-digit growth in the U.K. marketplace and our NIKE Direct businesses, including double-digit comp growth. Normalizing for the comparison against prior year events and the impact of a cyber-attack on one of our European logistics providers, currency-neutral revenue growth would have been more in line with recent quarterly trends. On a reported basis, Q1 revenue increased 4% and EBIT declined 7% primarily driven by the impact of transactional FX headwinds on gross margin.

In Greater China, we delivered 12% currency-neutral revenue growth with double-digit growth across both footwear and apparel and fueled by our NIKE Direct businesses. We also continued to see strong growth in our NIKE-Branded experiences with partners and in nearly all key categories. Again, we see continued momentum in China over the balance of fiscal year '18 as well as a tremendous opportunity to deliver long-term growth through our new offense. On a reported basis, Q1 revenue grew 9% and EBIT expanded 6% as strong revenue growth was slightly offset by lower gross margin primarily due to significant transactional FX headwinds.

Revenue in our APLA geography, which essentially combines our former emerging markets and Japan geographies, grew 6% on a currency-neutral basis. We recorded multidimensional growth across footwear and apparel, NIKE Direct and wholesale, all key categories and most territories. On a reported basis, Q1 revenue increased 5% and EBIT increased 24%, driven by revenue growth and lower Demand Creation following significant investments in the prior year against the Olympics in Brazil.

And finally, Converse revenue declined 16% on both a reported and currency-neutral basis as high double-digit growth in China was more than offset by a purposeful tightening of supply in North America. EBIT decreased 42%, driven by declining revenue, gross margin contraction from higher closeout in North America and SG&A deleverage.

I'll now move on to our outlook. Looking ahead, our overall outlook is generally in line with the guidance that we provided 90 days ago. We see continued strong momentum in our international geographies, and we now expect slightly lesser headwinds from foreign exchange, net of hedging. We believe there will be short-term headwinds within the U.S. retail landscape that will dampen growth. NIKE's primary measure of success in North America in the near term will be driving growth in our NIKE Direct businesses and through new NIKE consumer experiences with our strategic partners.

As for specific guidance, for Q2, we expect reported revenue growth in the low-single-digit range with contraction in our North America geography and Converse to be more than offset by strong international growth. For the full year, we continue to expect reported revenue growth in the mid-single-digit range. In Q2, we expect gross margin to contract at approximately the same rate we saw in Q1 with FX continuing to be the single largest driver.

For the full year, we now believe the challenging dynamics in the U.S. retail landscape could result in our gross margin contracting between 50 and 100 basis points versus prior year. For total SG&A, we expect Q2 to grow low-double-digits. For the full year, we continue to expect SG&A growth in the mid-single-digit range. We will continue to manage operating overhead prudently while remaining on the offense, investing to: (1) drive brand heat and distinction; (2) amplify our launch of new innovative products; and (3) build the capabilities required to enable speed and direct connections to consumers.

We expect other income and expense, net of interest expense, to be approximately $30 million to $40 million in expense in Q2 and $80 million in expense for the full year. And finally, we now expect our effective tax rate will be between approximately 15% and 17% for the full year.

We have operated in dynamic circumstances before, and in every instance, being on the offense and consumer focused has served us well. Our organization is now realigned against our new Consumer Direct Offense, and we're all energized by the opportunity to ignite yet another horizon of strong, sustainable growth at NIKE. We look forward to sharing deeper perspectives into our vision and long-term growth strategy at our Investor Day next month.

With that, we'll now open up the call for questions.

QUESTION AND ANSWER SECTION

[Operator Instructions]

Operator:

Your first question is from Bob Drbul from Guggenheim.

<Q - Bob Drbul >: I guess, the question that I had just to start is, when you look at the -- like just the revenue expectation for the remainder of the year, what's giving you guys the confidence in the acceleration throughout the next few quarters to get to that mid-single-digit full year reported revenue growth projection for this year?

<A - Mark Parker >: Well, I'm going to jump in first here. First of all, I think it's the product that we've got in the pipeline, what's coming. Bottom line is consumer votes through the innovation and the product that we create, and I'm very bullish - we're very bullish on what's coming down the pipeline. So we think that'll give us opportunity, obviously, for -- to reenergize some of the growth here in the U.S. market, North America, as well as continue to drive some of the success and momentum that we're seeing internationally. I think there's a lot of good brand energy moments also in the works, and when you boil it down, having energy around products and the brand is the foundation. The obsession we have with the consumer with this new offense that we have in play, I think you'll see that come to light in some new and quite dramatic ways.

<A - Andrew Campion>: Yes. And Bob, I'll just add that, as I mentioned, we continue to expect mid-single-digit reported revenue growth for the full year, and the three primary drivers of that are: continued very strong international momentum; (2) we see strong growth and some acceleration on our NIKE Direct businesses; and at the same time, we are seeing a bit of a favorable impact on our real dollar growth from the recent dollar weakening.

<Q - Bob Drbul >: Got it. You talked about North America -- your North American inventories down 2%. On the Jordan business, can you break that out for us? And can you just talk about where you think inventories are at the retail partners that you have product at?

<A - Trevor Edwards>: Yes. I'll certainly talk about the Jordan Brand and maybe just give some context there. One thing -- I think the Jordan Brand has been incredibly strong over so many years, and it's certainly been the leading edge of performance, street style and culture. And it's really inspiring consumers all over the world to really have -- covet those premium products. What we're seeing is we're seeing this clear growth in China, which is exceeding 30% as we connect to a new generation of consumers there, and at the same time, in North America, we're certainly going to continue to manage the cadence of launches while bringing some fresher stories into the marketplace. And this is where we're going to really be managing the balance between scarcity and scale at the same time. So we're taking all the right steps to make sure that Jordan remains a special and coveted brand, and I'm confident with the areas that we're -- that what we're doing. What I'm most excited about with the Jordan Brand is how strong the brand is with consumers. And it continues to be a great driver of energy, and we're seeing some great product lineups coming through. And with the Jordan XXXII that's coming through, the Jordan 1 Flyknit and the upcoming footwear, we continue to be really excited. So a lot more is coming there, and hopefully, that gives you good context of where the Jordan is.

<A - Andrew Campion>: And Bob, I'll just add on inventory, globally, we're very pleased with our positioning. There are different dynamics across each region of course. In the U.S., we have been vigilant and will remain vigilant managing supply and demand, and as you noted, that led to a decline of 2% in inventories. Frankly, that is, in part, driven by our anticipation of some of this disruption in the retail marketplace, which, again, we began to note several quarters ago and managed prudently as a result. But we, again, are very pleased with the inventory position that we have in North America.

<Q - Bob Drbul >: Got it. If I could just ask one more quick one. With all the focus on the NBA, can you talk a little bit about if you're more excited to have Kyrie in Boston or have Carmelo in OKC with Russell and Paul George?

<A - Nitesh Sharan>: Bob, you know I'm from Cleveland, so I'm going to miss Kryie. All right. Thanks, Bob. Operator, we’ll take the next question.

Operator:

Your next question is from Lindsay Drucker-Mann from Goldman Sachs.

<Q - Lindsay Drucker-Mann>: I was hoping to ask my first question on North America. Andy, last quarter, your guidance, you talked about North America being down slight for the first half of the year with an improving cadence to finish off the year up. Could you talk about how you’re -- in light of the industry disruptions you talked about and your new perspective on the North American market, how we should be thinking about the cadence for North America in Q2 and exiting the year?

<A - Andrew Campion>: Sure. We do anticipate continued marketplace disruption in North America. And so in the short-term, there are implications to that disruption that will likely be beyond our control, for instance, how certain retailers may be responding to some of these challenges, door closures and the precise timing of those potential discontinuities. That said, over the course of this year, you're going to see us embracing, as we have been, and accelerating the shifts in the marketplace because our focus has been and always will be on responding to what we're seeing from the consumer. We see the consumer shifting to digital and to deeper brand connections, and we believe that's a tremendous growth opportunity over the medium to longer term and actually will fuel some of our growth in the short-term. So our measure of success in North America in fiscal year '18 will primarily center around accelerating our Direct to Consumer businesses and also accelerating the work that we're doing with our strategic partners to reshape the broader marketplace. But given all of these dynamics, just one quarter into the year, it's unclear, and I wouldn't say precisely where North America will land for the full fiscal year.

<A - Trevor Edwards>: Yes. And I'll just probably add that one area that we know that we're very confident about is that it really all starts and ends with great product. And we continue to feel great about the product launches that are coming up and the brand energy that we create around that. So we're really focused on scaling those innovations that we've currently seeded, whether that's the Air VaporMax or the ZoomX and React, which clearly has other opportunities across other categories. We're also going to continue to elevate the brand, to bring the brand at a higher level, so the consumers will absolutely feel the impact of our brand for the remainder of the year. So you're going to see that kind of come through pretty strong. The other area, I'd say, is that we are going to continue to sort of attack in-season opportunities using our Express Lane. And that's why we've been focused to create that capability so that we can respond with great items like the Air Force 1 or the VaporMax and even on the apparel side. So while it might not be as easy for you to see all the momentum that's in the marketplace, I can certainly say, when you dive in deeper, we can see the momentum when you really -- when we really focus on that direct connection that we have with consumers, whether that's in our direct retail or when you're coming to one of our partners. So that's how we have, let's say, a better read on the underlying momentum that's actually going on in North America.

<Q - Lindsay Drucker-Mann>: Got it. But to clarify, is there any -- as you think about sort of 2Q for North America, are you looking for it to be consistent with what we saw in 1Q, better or worse as far as revenue goes?

<A - Andrew Campion>: Yes. We -- as we said on the last call, Lindsay, we expect -- we expected and we continue to expect a slight contraction in the first part of the year. As Trevor noted, we have some things in store from a product innovation and from a marketplace perspective with our Direct to Consumer businesses and with our partners who are increasingly coming to us to help them also reshape the consumer experience, recognizing our deep connection as a brand and leadership position with consumers. So we'll update you on the outlook over the balance of the year. But again, as I had said, it's a little early in the year to be overly precise about where North America will land based on some of the dynamics.

<Q - Lindsay Drucker-Mann>: Okay, got it. And then my second question is just on -- you guys have talked about the significance of keeping the in-line channel clean, and I think Amazon Marketplace makes that challenging because of a lot of 3P products from unlicensed dealers ends up there -- can end up there on markdown. Do you expect your new partnership with Amazon will allow you to manage the visibility of unlicensed product on Marketplace?

<A - Mark Parker >: Well, I'm not going to go into that level of detail at this stage. I will say that a pilot that we've been running with Amazon is still in the early stages, and what we've seen so far, it's progressing actually quite well. Excited about the possibilities going forward. We've proven, I think, through our ability to create some real great success with other consumer-oriented digital partners like Tmall and Zalando, that there is a real opportunity here, and we're excited about where that can go with Amazon. It's still early yet. Not much more I can share with you today, but I look forward to, as Andy said on another topic, to sharing more at the investor meeting and as the pilot progresses.

Operator:

The next question is from Omar Saad from Evercore ISI.

<Q - Omar Saad>: I wanted to follow up on some of Mark's, I thought, kind of interesting comments about -- around retail and the need to change and embrace change, and you alluded to some new commerce partners doing some innovation -- innovative things there. Maybe you can expand on that in kind of -- to some extent, without pointing fingers, talk about how you expect the landscape to change and what NIKE's role will be in the coming years.

<A - Mark Parker >: Well, first of all, I think it's important to distinguish between some of the near-term dynamics as compared to the longer-term shifts in consumer preferences. So the good news from a backdrop standpoint is that consumers, I think, are really increasingly passionate about leading an active healthy lifestyle. And that's obviously in North America but around the world. And I think the rise of digital, mobile and social, that's amplifying the influence of sport on culture. So that's all good news, and that continues to be the case. There's always that shift that takes place back and forth naturally between sportswear and the performance side of the business, and we're seeing a real symbiotic relationship between those two sides and trying to take advantage of that as best we can. And then there's the shift with the market landscape, and the digital influence is obviously having a profound effect on what that landscape looks like. We are, with the new offense, are trying to accelerate that change, not to catch up but to move ahead of the consumer. And we realize that a really important ingredient there is the partnerships that we create. We mentioned Tmall in China and Zalando in Europe, and Amazon is a possibility here, but there's many others as well. The wholesale partners we have had are making the shift as well to the emphasis on digital as part of their retail profile. And NIKE Direct, through our own efforts, is becoming a bigger, more important part of our overall profile. And I think that's going to continue. We are, with this new offense, experimenting with a lot of new ideas at a small scale and looking at taking those ideas to scale as part of this new offense. And that's creating a lot of energy and excitement within the company. And honestly, I'd say that's newer for NIKE, to be pushing as aggressively as we are with experimenting with those concepts ourselves and then with partners, who are definitely wired in the same way.

<A - Andrew Campion>: And Omar, I'd -- to add maybe a few examples. Since we announced the strategy, a number of the examples of what Mark just spoke to were expanding our SNKRS and in NIKE+ apps globally from North America to Europe and Asia; partnership with Nordstrom, a dedicated NIKE and Nordstrom page for women on their app and in-store experience; the pilot with Amazon that Mark mentioned; new sneaker boutique in London; and then looking ahead to our Investor Day without going into too much detail on this call, but we'll be sharing some new experiences relative to NIKE.com as well as membership experiences that we believe are very much in line with where the consumer's headed and will accelerate growth in North America but also beyond as well as some physical experiences that we think could create compelling environments at retail, both owned and with our strategic partners. So stay tuned maybe for a little bit more tangible insight into these themes at Investor Day.

<Q - Omar Saad>: Great. And then one quick follow-up. You made a comment around the lifestyle kind of footwear opportunity going deeper with -- deeper selection within a certain -- within the key styles. Where are we on that curve? It feels like that's a big opportunity for the brand given its heritage, and I'm not sure if it's expressing itself in the inventory that's at retail. How should we think about that side of the business? You've just -- you also just kind of mentioned that it's really getting more closely tied to the performance side as well.

<A - Mark Parker >: Yes. There is a real, as I said, a kind of a symbiotic relationship between performance and sportswear. We don't look at it quite as black and white as two separate categories. These are dimensions of the product that kind of intersect and overlap. One influences the other. I think it's clear that the consumer voting today is looking for authentic performance styles but in styles that are maybe less overtly athletic and more acceptable from a street standpoint. And that doesn't mean that the performance and innovation is any less important. In fact, it creates distinction for us in the Sportswear space, and that's our -- a unique strength of NIKE is that we have that authenticity and performance that we can then translate and express on the Sportswear side of the business. And that's where consumers are focusing, and that's a major shift for us as well in how we -- even how we finish and how we detail our performance product.

<A - Trevor Edwards>: Yes. And just add on -- certainly, I think a great example is the Air VaporMax, and I think what we have done with that is we focused more in on that particular style and we have constant variations of that product coming through. So that's what -- when we speak about the Edit to Amplify, that's what we mean, which is take a style, focus more, give the consumers more reasons to actually buy that product and certainly come in and give different consumers other dimensions that they can connect. So we're seeing that actually work really well. So we're seeing that we know that on the Sportswear side, and we know it on the performance side. For us, as Mark said, it really plays on both styles. It's really about creating an amazing product and then dimensionalize it so that the consumer has more opportunities to connect with that. And when we do that and we story tell it, we see it driving credible demand in the marketplace.

Operator

The next question is from Jim Duffy from Stifel.

<Q - Jim Duffy>: My question around the transition to the more Consumer Direct Offense. Even as you push towards implementation of this strategy, we've seen Direct to Consumer and e-commerce growth rate slow some. Andy, I think you mentioned expectations for accelerating growth in Direct contemplated in the full year expectations. Are there unique compares to call out in the first quarter? And then can you give us a preview of some of the key drivers to reaccelerate growth as the year unfolds?

<A - Trevor Edwards>: Yes. I'll hit that first, and I would say that we continue to see strong growth in our digital business, and it was up 19% for the quarter. As we pointed out, the international piece of that was actually growing at a faster rate, and so that's what we are seeing. We think there'll be continued expansion within the international business, so we'll continue to see that level of growth because we're expanding things like our SNKR apps to get to more consumers and more countries in the marketplace. Domestically, one of the areas that we are focused on is allocating deeper assortments of our best products on our sites. So whether it's on NIKE.com or it's on the apps, we're going to drive a greater focus like we just spoke about on the key styles that we know that the consumers love. And so that's a clear focus. When we speak about Edit to Amplify, we're going to apply that very directly to our own NIKE.com and on the apps. In addition, we are working to make sure that we can have great data where we're leveraging and reading the marketplace at speed, at the consumer speed, so we can bring even some more great items through our Express Lane. And so as we look at it all in all, you're going to see much more about this at the Investor Day. But the point here is that we continue to expect that digital will outpace the -- every other dimension of the marketplace, and we're certainly putting the right focus and energy to ensure that we deliver that to our consumers.

<A - Andrew Campion>: And Jim, I'd just add, as I mentioned in my prepared remarks, this very straightforward three-pronged strategy is really driving focus within our investment agenda and not just focus but acceleration. We still have quite a number of untapped opportunities leveraging data science and analytics, personalization. You can imagine what we would do with image recognition as the NIKE Brand and the icons that we have. And we have been accelerating our investment in that regard. We've both built capabilities and acquired, and we'll continue to do so. And then, again, just to reiterate what Trevor said, we will give you some perspective into how some of that comes to life in terms of membership and our overall digital experience at our Investor Day.

<Q - Jim Duffy>: Okay, very good. It seems a lot of good opportunity from segmentation as it relates to Direct. Specific to the North American marketplace and your transformation there, are you anticipating any proactive reduction in distribution in North America?

<A - Trevor Edwards>: I think, as we've really spoken about, we've continued to say that the consumer is clearly moving to the distribution that is differentiated, that is providing them a clear reason for why they have to go, whether that's online or at a physical store. So the partners that don't shift in that landscape, that don't quite create a clear proposition for consumers to come with, we'll clearly shift away from those as the consumer shifts away from those. And so our intent is to make sure that we are serving the consumers in the best way that they would expect in the marketplace. And so that's going to create some shifts, and we're going to make some decisive decisions to make sure that we're meeting that demand where the consumer would expect it.

<A - Andrew Campion>: Yes. And I'd just add that while one of the primary shifts is the consumer shift to digital, the consumer is also telling us, as Trevor and -- both Trevor and Mark noted, that deeper connections with brands and translating that, that means a higher level of service, expertise, advice that only a brand like NIKE could provide are what are really punching through. And we've had a number of partners, both North America and globally, come to us to join forces in thinking about what a vision for those types of experiences that really bring the NIKE Brand closer to the consumer through that distribution might look like. As for your question about dimensions of the market that may contract or decline, we are very proactively thinking about those. That translates into everything from how we manage risk from a credit perspective, just also as well as in terms of how we manage growth with some of those more undifferentiated aspects of retail. We do anticipate a shift. Again, we'll talk more about this at our Investor Day. But what we're really focused on is what the shift is toward more so than what the shift is away from.

<A - Mark Parker >: But let me add, as we shift towards, we will definitely shift away. It's not -- everything is not equal here. I just want to close on that by saying that the obsession that we have in creating that distinction at retail ourselves and with our partners is making us faster. It's making us more personal, and that's what we're obsessed with right now. That's our focus. So those are the partners that will definitely move forward with us as a company, as a brand.

Operator

The next question is from Kate McShane from Citi.

<Q - Kate McShane >: There seems to be a good degree of discounting in the market, both in apparel and footwear, and I think even one of the major retailers is talking or mentioning the words price war. So I wondered how MAP pricing is being managed during this period of disruption. And how do you retrain the customer to accept higher ASPs once inventory is worked through and the disruption is stabilized?

<A - Trevor Edwards>: Yes. Obviously, for us, investing in our brand and building relationship with athletes and consumers has always been our top priority. And it really goes without saying we're very mindful to make sure that we are protecting our brand and importantly, strengthening the brand over the long-term. And one clear lever is MAP and where -- and particularly in the backdrop that you have right now going on in the United States. And we -- so we recently spent a lot of time with our partners, and we've tightened up our MAP policy with our retailers, and you'll see that go live very shortly. And we expect it will have a positive impact on the brand and the business over the balance of the year and beyond. So that's clearly a very important piece for us, but at the same time, we will continue to make sure we're investing energy in driving our brand at the highest levels and making sure that consumers can get access to the best products. So that's a really important piece because we believe that there is great demand out there for full price.

<Q - Kate McShane >: And if I could just follow up with an unrelated question with regards to the supply chain in terms of what progress you made during the quarter and finding more efficiencies and speeding up the supply chain. And it also sounds like maybe some of those investments now are benefiting the gross margin line.

<A - Mark Parker >: Yes. We will actually talk more about this at the Investor Day, but let me just say that the obsession or the fixation we've had on the opportunities around ManRev continue to be a central point for us, but we are seeing the effect on the bottom line as well. Product cost reductions, more efficiencies in manufacturing, we're taking that to scale, and then we're seeing some of those really showing up in our cost reduction or product cost reductions as well. And then a lot of this has to do with our speed initiative, our 2X Speed, so the investments we're making in manufacturing revolution are really helping to support our Express Lane efforts. So there's a cost benefit, but there's also a speed-to-market benefit. And we're looking at optimizing both directly and then obviously through our relationships with partners like Flex.

Operator

The last question is from Simeon Siegel from Nomura Instinet.

<Q - Simeon Siegel>: Just given the comments on the retail disruption at the same time that you're referencing the North American inventory control, can you just -- any color on how you'd view that off-price sales penetration heading over the year and maybe the impact on the margins?

<A - Andrew Campion>: Yes. Similar to some of the remarks we made, I think the most important thing to keep in mind is, as we look out over the next several years, we see a bigger and more stable premium marketplace in North America. The consumer trends are telling us that on many different dimensions, folks leading a much more active lifestyle, the expansion in media, both social media and traditional media, coverage around sport and the energy around sport. And that's translating into full-price healthy business and sell-through in many dimensions of our business. As Trevor noted, the Air VaporMax is a shoe well above $150, $160, up into the $180, $190 range, and as we continue to release that product in different colorways with different iterations, the sell-through is extraordinary. And so we really look at the promotional environment in the near term as a discontinuity. And the result of the consumer-led disruption more so than a trend were something systemic relative to athletic footwear and apparel. As I mentioned, we can't -- I'm not sure anybody could predict with complete precision what some of those discontinuities will be, but as Trevor noted, what we're really focused on is ensuring that we are not in that dynamic. The dynamic we're creating is tremendous brand impact and energy around sport. And again, as we've all mentioned, you're going to see us bring some new innovation that, again, the Air VaporMax and other styles prove consumers love when you bring it even in an environment like this. So I do believe that, that promotional marketplace will put some pressure on pricing and off-price in the short-term, but we definitely believe that, that is a short-term impact and that as we work -- as our retailers and our industry work through that and we help them work through that with new experiences and energy, we'll be back to a full-price-led marketplace in the medium and long-term.

<A - Trevor Edwards>: Yes. And just to maybe give a couple, again, finer points to there, Andy spoke about, certainly, the VaporMax and the Air platform, how that continues to really hold its price. What we've also understand is we're going to continue to focus on our NIKE React, which is clearly a new technology that has great opportunity across other categories. So you'll see us do that and ZoomX, another example of technology. So what we're seeing is that the consumer will pay for when they see sort of great value in the product, and for us, it's actually giving value through great innovation. And so we believe that is one of the, let's say, counterbalances to a marketplace that seems to head down to a more promotional aspect. So our task is to continue to give the consumer greater value.

<A - Mark Parker >: And to leverage the demand that we create at the premium price points through innovation by taking that down into broader platform opportunities at the same time and that's a big opportunity for NIKE.

<Q - Simeon Siegel>: Can I just ask on that point, so given the savings this quarter about the Demand Creation, any thoughts on how that looks throughout the year?

<A - Andrew Campion>: Well, we certainly expect to continue to invest in the brand. I think one of the greatest advantages we have is our brand. And it's not on our balance sheet. It's not in our P&L. What you do see in our P&L is the spending associated with creating energy around key sport moments, innovation launches. And I think, as Trevor noted, you will likely see a stark contrast from us as compared to some of the dynamics in North America. And then internationally, again, where we have tremendous momentum, we'll continue to invest to fuel that growth and equity in our brand.

<A - Trevor Edwards>: Yes. And obviously, you've got great sporting events coming up. You've also got the World Cup coming up in the back end of the year. So you can expect that consumers will absolutely feel the impact of our brand as the -- as we go through the balance of the year and beyond.

<Nitesh Sharan>: Thank you, Simeon. I think that's all time we have today. Thank you all for joining us. We look forward to speaking to you again in another month at our Investor Day. Thank you.

Operator

This concludes today's conference call. You may now disconnect.